Exhibit (d)(2)(iii)

EQ ADVISORS TRUST

AMENDMENT NO. 2 TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

AMENDMENT NO. 2 dated as of July 31, 2023 (“Amendment No. 2”) to the Investment Sub-Advisory Agreement dated as of July 16, 2020 (the “Agreement”), between Equitable Investment Management Group, LLC, a Delaware limited liability company (“EIM” or “Adviser”) and T. Rowe Price Associates, Inc., a corporation organized in the State of Maryland (“T. Rowe” or “Sub-Adviser”).

WHEREAS, EIM and the Sub-Adviser agree to amend the Agreement to remove the EQ/T. Rowe Price Growth Stock Portfolio and EQ/Large Cap Growth Managed Volatility Portfolio, effective after the close of business on July 31, 2023; and

WHEREAS, EIM and the Sub-Adviser agree to amend the Agreement to revise the annual sub-advisory fee rate for Multimanager Aggressive Equity Portfolio, effective as of August 1, 2023;

NOW, THEREFORE, EIM and T. Rowe agree to modify the Agreement as follows:

1.

Appendix A. Appendix A to the Agreement setting forth the Portfolios of the Trust for which T. Rowe is appointed as a Sub-Adviser and the fee payable to T. Rowe with respect to the Portfolios is hereby replaced in its entirety by Appendix A attached hereto.

2.	Ratification. Except as modified and amended hereby, the Agreement is ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 2 as of the date first set forth above.

EQUITABLE INVESTMENT MANAGEMENT GROUP, LLC		T. ROWE PRICE ASSOCIATES, INC.

By:	/s/ Kenneth Kozlowski	By:	/s/ Terence Baptiste
	Kenneth Kozlowski	Name:	Terence Baptiste
	Executive Vice President and Chief Investment Officer	Title:	Vice President

APPENDIX A

AMENDMENT NO. 2

TO

INVESTMENT SUB-ADVISORY AGREEMENT

The Adviser shall pay the Sub-Adviser monthly compensation computed daily at an annual rate equal to the following:

Portfolio	Annual Sub-Advisory Fee Rate**,†
Multimanager Aggressive Equity Portfolio*

0.50% on the first $50 million in average daily net assets (“assets”); and 0.40% on the next $50 million in assets.

0.40% on all assets when assets reach $100 million.

0.33% on all assets when assets reach $200 million.

0.325% on all assets when assets reach $500 million.

0.30% on all assets when assets reach $1 billion: and 0.29% on the next $1 billion in assets.

0.29% on all assets when assets reach $2 billion; and when assets exceed $3 billion, 0.275% on all assets over $3 billion.

Portfolio	Annual Sub-Advisory Fee Rate**, † †
EQ/T. Rowe Price Health Sciences Portfolio	0.60% of the Portfolio’s average daily net assets up to and including $500 million; and 0.55% of the Portfolio’s average daily net assets in excess of $500 million and up to $750 million. Once the Portfolio’s average daily net assets exceed $750 million, a 0.50% advisory fee will apply to all asset levels.

*

Fee to be paid with respect to this Portfolio shall be based only on the portion of the Portfolio’s average daily net assets advised by the Sub-Adviser, which may be referred to as the “Sub-Adviser Allocation Portion”.

**

The daily sub-advisory fee for the Portfolio is calculated by multiplying the aggregate net assets of the Portfolio at the close of the immediately preceding business day by the Annual Sub-Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year.

†

The Sub-Adviser will provide the Advisor a transitional credit to eliminate any discontinuity between the tiered 0.5% fee and flat 0.4% fee once the Multimanager Aggressive Equity Portfolio exceeds $100 million, between the flat 0.4% fee and flat 0.33% fee once assets exceed $200 million, between the flat 0.33% fee and flat 0.325% fee once assets exceed $500 million, between the flat 0.325% fee and tiered 0.3% fee once assets exceed $1 billion, and between the tiered 0.3% fee and tiered 0.29% fee once assets exceed $2 billion. The credit will apply at an Aggregate Asset range between approximately $87.5 million and $100 million, $165.0 million and $200 million, $492.4 million and $500 million, $923.1 million and $1 billion, and $1.96 billion and $2 billion.

To accommodate circumstances where the Multimanager Aggressive Equity Portfolio’s assets either approach or fall beneath $100 million and to prevent a decline in Aggregate Assets from causing an increase in the absolute dollar fee, the Subadviser will provide a transitional credit to cushion the impact of reverting to the original fee schedule. The credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until Aggregate Assets either (a) exceed $100 million, when the 0.4% flat fee would be triggered, or (b) fall below a threshold of approximately $87.5 million, where the 0.5% tiered fee schedule would be fully re-applied.

The credit is determined by multiplying the difference between the 0.5% tiered fee schedule and the flat 0.4% fee schedule by the difference between the current portfolio size for billing purposes and the $87.5 million threshold, divided by the difference between $100 million and the $87.5 million threshold. The credit would approach $50,000 annually when the Multimanager Aggressive Equity Portfolio assets were close to $100 million and fall to zero at approximately $87.5 million.

The transitional fee credit is determined as follows:

Average Daily Fund Assets - $87,500,000.00 X $$50,000

 $12,500,000.00

To accommodate circumstances where the Multimanager Aggressive Equity Portfolio’s assets either approach or fall beneath $200 million and to prevent a decline in Aggregate Assets from causing an increase in the absolute dollar fee, the Subadviser will provide a transitional credit to cushion the impact of reverting to the original fee schedule. The credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until Aggregate Assets either (a) exceed $200 million, when the 0.33% flat fee would be triggered, or (b) fall below a threshold of approximately $165.0 million, where the 0.4% flat fee schedule would be fully re-applied.

The credit is determined by multiplying the difference between the 0.4% flat fee schedule and the flat 0.33% fee schedule by the difference between the current portfolio size for billing purposes and the $165.0 million threshold, divided by the difference between $200 million and the $165.0 million threshold. The credit would approach $140,000 annually when the Multimanager Aggressive Equity Portfolio assets were close to $200 million and fall to zero at approximately $165.0 million.

The transitional fee credit Is determined as follows:

Average Daily Fund Assets - $165,000,000.00 x $140,000

$35,000,000.00

To accommodate circumstances where the Multimanager Aggressive Equity Portfolio’s assets either approach or fall beneath $500 million and to prevent a decline in Aggregate Assets from causing an increase in the absolute dollar fee, the Subadviser will provide a transitional credit to cushion the impact of reverting to the original fee schedule. The credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until Aggregate Assets either (a) exceed $500 million, when the 0.325% flat fee would be triggered, or (b) fall below a threshold of approximately $492.4 million, where the 0.33% flat fee schedule would be fully re-applied.

The credit is determined by multiplying the difference between the 0.33% flat fee schedule and the flat 0.325% fee schedule by the difference between the current portfolio size for billing purposes and the $492.4 million threshold, divided by the difference between $500 million and the $492.4 million threshold. The credit would approach $25,000 annually when the Multimanager Aggressive Equity Portfolio assets were close to $500 million and fall to zero at approximately $492.4 million.

The transitional fee credit Is determined as follows:

Average Daily Fund Assets - $492,424,242.42 x $25,000

$7,575,757.58

To accommodate circumstances where the Multimanager Aggressive Equity Portfolio’s assets either approach or fall beneath $1 billion and to prevent a decline in Aggregate Assets from causing an increase in the absolute dollar fee, the Subadviser will provide a transitional credit to cushion the impact of reverting to the original fee schedule. The credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until Aggregate Assets either (a) exceed $1 billion, when the 0.3% tiered fee would be triggered, or (b) fall below a threshold of approximately $923.1 million, where the 0.325% flat fee schedule would be fully re-applied.

The credit is determined by multiplying the difference between the 0.325% flat fee schedule and the tiered 0.3% fee schedule by the difference between the current portfolio size for billing purposes and the $923.1 million threshold, divided by the difference between $1 billion and the $923.1 million threshold. The credit would approach $250,000 annually when the Multimanager Aggressive Equity Portfolio assets were close to $1 billion and fall to zero at approximately $923.1 million.

The transitional fee credit Is determined as follows:

Average Daily Fund Assets - $923,076,923.08 x $250,000

$76,923,076.92

To accommodate circumstances where the Multimanager Aggressive Equity Portfolio’s assets either approach or fall beneath $2 billion and to prevent a decline in Aggregate Assets from causing an increase in the absolute dollar fee, the Subadviser will provide a transitional credit to cushion the impact of reverting to the original fee schedule. The credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until Aggregate Assets either (a) exceed $2 billion, when the 0.29% tiered fee would be triggered, or (b) fall below a threshold of approximately $1.96 billion, where the 0.3% tiered fee schedule would be fully re-applied.

The credit is determined by multiplying the difference between the 0.3% tiered fee schedule and the tiered 0.29% fee schedule by the difference between the current portfolio size for billing purposes and the $1.96 billion threshold, divided by the difference between $2 billion and the $1.96 billion threshold. The credit would approach $100,000 annually when the Multimanager Aggressive Equity Portfolio assets were close to $2 billion and fall to zero at approximately $1.96 billion.

The transitional fee credit is determined as follows:

Average Daily Fund Assets - $1,965,517,241.38 x $100,000

$34,482,758.62

† †

The Sub-Adviser will provide the Adviser a transitional credit to eliminate any discontinuity between the tiered fee schedule and the flat fee schedule applicable once the EQ/T. Rowe Price Health Sciences Portfolio exceeds $750 million. The credit will apply as follows at asset levels between approximately $636.4 million and $750 million.

To accommodate circumstances where the EQ/T. Rowe Price Health Sciences Portfolio’s assets fall below $750 million, and to prevent a decline in the Portfolios’ assets from causing an increase in the absolute dollar fee, the Sub-Adviser will provide a transitional credit to cushion the impact of reverting to the original tiered fee schedule. The credit will be applied against the fees assessed under the existing fee schedule and will have the effect of reducing the dollar fee until assets either (a) exceed $750 million, when the flat fee would be triggered or (b) fall below a threshold of approximately $636.4 million, which would trigger the application of the tiered fee schedule.

The credit is determined by prorating the difference between the tiered fee schedule and the flat fee schedule over the difference between $750 million and the current portfolio size for billing purposes. The credit would approach $625,000 annually when the EQ/T. Rowe Price Health Sciences Portfolio assets were close to $750 million and fall to $0 at approximately $636.4 million.

The transitional fee credit is determined as follows:

Average Daily Fund Assets - $636,363.636 X $625,000

 $113,636,363